Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

12% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

ENUMERAL BIOMEDICAL HOLDINGS, INC.

DUE May 18, 2018

Original Issue Date: May 19, 2017	US$

This 12% Senior Secured Convertible Promissory Note (the “Note”) is one of a series of duly authorized and issued promissory notes (the “Notes”) of ENUMERAL BIOMEDICAL HOLDINGS, INC., a Delaware Company (the “Company”), designated as its 12% Senior Secured Convertible Promissory Notes. This Note has been issued in accordance with exemptions from registration under the Securities Act pursuant to a Subscription Agreement dated May 19, 2017 (the “Subscription Agreement”) between the Company and the Holder (as defined below). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

Article I.

Section 1.01      Principal and Interest.

(a)       FOR VALUE RECEIVED, the Company hereby promises to pay to the order of ____________________ (together with its/his/her permitted assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds the principal sum of ________________ Dollars (US$_______) on May 18, 2018 (the “Maturity Date”).

(b)       The Company further promises to pay interest on the unpaid principal amount of this Note at a rate per annum equal to twelve percent (12%) which shall be cumulative and shall be payable in shares of the Company’s common stock (the “Common Stock”) on the Conversion Date (as defined below) or in cash on their Redemption Date (as defined below). Interest shall accrue from the Original Issue Date through the date of conversion or redemption as applicable.

(c)       From and after the occurrence of an Event of Default (as defined herein), the interest rate shall be increased to fifteen percent (15%) per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, however, that the interest, as calculated at such increased rate during the continuance of such Event of Default, shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

Section 1.02      Definitions. For purposes of this Note, the following terms shall have the following meanings.

(a)       “Bloomberg” means Bloomberg LP.

(b)       “National Securities Exchange” means the following markets or exchanges on which the Common Stock may be listed or quoted for trading on the date in question: the NYSE MKT, LLC, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange.

(c)       “Majority Holders” means the holders of Notes representing more than 50% of the aggregate principal amount of the Notes then outstanding.

(d)       “Trading Day” means a day on which the New York Stock Exchange is open for business.

(e)       “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a National Securities Exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. New York City time to 4:00 p.m. New York City time); (b) if the Common Stock is quoted on any one or more of the OTC Bulletin Board, or the other OTC markets, including the OTCQX, OTCQB and OTC Pink Markets or in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock for such date on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTC markets, including the OTCQX, OTCQB and OTC Pink markets, or in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid and the lowest closing ask price for the Common Stock as reported by OTC Markets Group; (d) in the event that none of clauses (a), (b), and (c) are applicable, the fair market value for a share of Common Stock as mutually determined by the Company and the Majority Holders, or (e) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Majority Holders and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company; provided that in each case where Bloomberg data is being relied upon, Holder shall provide to the Company a copy of such information for the Company’s records.

Section 1.03      Acceleration Following a Qualified Financing. The Maturity Date of this Note is subject to acceleration in the event that on or after the Original Issue Date, the Company completes and closes an offering in which the Company receives at least $5,000,000 in gross proceeds from the sale of Company equity securities or Company securities convertible into or exercisable for equity securities (a “Qualified Financing”).

At the closing of a Qualified Financing, all outstanding principal and accrued interest then due on this Note shall automatically, without payment of additional consideration by the Holder, and without any notice to the Holder, be converted into a number of fully paid and non-assessable shares of Common Stock based upon a 25% discount to the lesser of (i) the lowest price at which Common Stock is sold in the Qualified Financing, or (ii) the lowest price at which securities sold in the Qualified Financing can be exercised for or converted into Common Stock.

Section 1.04      Optional and Mandatory Conversions.

(a)       Optional Conversion. All outstanding principal and accrued interest then due on this Note shall be convertible at the option of the Holder, in whole or in part, at any time after the earlier of (i) six (6) months after the initial closing date of the Offering in which Notes were sold (the “Initial Issuance Date”), or (ii) the date on which a registration statement of the Company registering the Common Stock issuable upon conversion of the Note for resale under the Securities Act has first been declared effective by the SEC, without the payment of additional consideration by the Holder, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the outstanding principal amount of the Note plus accrued and unpaid interest due thereon by the Note Conversion Price (as defined below) in effect at the time of conversion.

(b)       Mandatory Conversion. All outstanding Note principal and accrued interest then due on the Note shall, on the date that is twelve (12) months following the initial closing date of the Offering in which Notes were sold, automatically, and without the payment of additional consideration by the Holder, and without any notice to the Holder, be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the outstanding principal amount of the Note plus accrued and unpaid interest due thereon by the Note Conversion Price then in effect.

(c)       The “Note Conversion Price” per share of Common Stock shall be the lesser of (i) $0.10 (the “Note Fixed Conversion Price”), or (ii) 75% of the VWAP of the Common Stock for the ten consecutive Trading Days ending on the Trading Day immediately prior to the applicable Note Conversion Date (the “Pricing Period”) (the “Note Floating Conversion Price”), subject to a minimum Note Conversion Price of $0.03 (the “Note Floor Price”); provided, however, that the Note Conversion Price, the Note Floor Price and the rate at which Notes may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6.01 below.

(d)       Notice of Conversion. The Holder shall effect optional conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the principal amount of Notes to be converted, the amount of accrued but unpaid interest to be converted which shall be the full amount of accrued interest payable with respect to the amount of principal being converted, and the Conversion Date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers by facsimile or such other method of delivery approved by the Company such Notice of Conversion to the Company. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. To effect the optional conversion of Notes, the Holder must surrender the Note(s) being converted. If less than the full principal amount of a surrendered Note is being converted, a replacement Note equal in principal amount to the non-converted portion of the surrendered Note shall be issued to the Holder.

(e)       Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Company’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total amount of principal and accrued interest the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(f)        Mechanics of Conversion.

i.       Issuance of Common Stock upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall issue, or cause to be issued, to the converting Holder, the number of shares of Common Stock being acquired upon the conversion of Notes, in uncertificated book-entry form on the stock ledger of the Company’s Common Stock, and shall send to the registered holder of such shares of Common Stock any notice or statement required by the Delaware General Company Law. All Notes which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes shall immediately cease and terminate at the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor as provided herein, and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided herein.

ii.       Obligation Absolute; Damages. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Notes in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other person of any obligation to the Company; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder.

(g)       Reservation of Shares Issuable upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Notes, free from preemptive rights or any other actual contingent purchase rights of persons other than Holders of Notes, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding Notes. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue in accordance with the terms herein, shall be duly authorized, validly issued, fully paid and nonassessable.

Section 1.05      Absolute Obligation/Ranking.

(a)       This Note is a direct debt obligation of the Company. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

(b)       This Note ranks pari passu with all other Notes now or hereafter issued pursuant to the Subscription Agreement. Except as expressly provided herein, or unless waived by the Majority Holders, this Note, and all other Notes now or hereafter issued pursuant to the Subscription Agreement, rank senior to all existing indebtedness of the Company, and will rank senior to all future indebtedness of the Company except for trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practices. The Company presently has no outstanding debt instruments or notes other than the Notes and no third party consents to subordinate their outstanding debt are required.

Section 1.06      Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Holder will be entitled to receive, pari passu with the other holders of Notes now or hereafter issued pursuant to the Subscription Agreement and in preference to the holders of the Company’s other outstanding securities, an amount equal to 124% of the principal amount of, and accrued and unpaid interest on, the Note (the “Note Liquidation Preference Payment”). If, upon such liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the amounts available to be distributed among the Holders of Notes shall be insufficient to permit payment to the Holders of Notes of an aggregate amount equal to the Note Liquidation Preference Payment, then the Holders of Notes shall share ratably in any distribution in proportion to the respective amounts which would otherwise be payable in respect of the Notes held by them upon such distribution if all amounts payable on or with respect to such Notes were paid in full.

Section 1.07      Sale Preference. In the event of a Sale (as defined below) of the Company during the term of this Note (including a merger (whether or not the Company is the surviving entity), acquisition, tender offer for a majority of the shares of the Company’s outstanding common stock), at the closing of such sale, at the option of Holder, Holder will be entitled to receive an amount equal to two times the principal amount of, and any accrued and unpaid interest then due on the Note; provided, however, that such sale preference amount shall be paid either in cash or in equivalent amount of securities of the acquiring entity at the acquiring entity’s discretion. For purposes of the foregoing, “Sale” shall mean, one or more related transactions involving the Company in which a party or a group of related parties acquire(s) (i) equity securities of the Company constituting more than 50% of all the shares of voting securities of the Company entitled to vote generally in the election of the board of directors of the Company, whether by merger, consolidation, sale or transfer of any or all of the Company’s outstanding capital stock, or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

Section 1.08      Redemption. The Company may redeem this Note, in whole or in part, in cash, at a price equal to 115% of (i) the principal amount being redeemed; and (ii) the amount of accrued interest due on the principal amount being redeemed by providing the Holder with written notice not less than ten (10) days prior to the effective date of the redemption (the “Redemption Date”). Holder may exercise Holder’s optional conversion right and all other rights set forth in the Note prior to the Redemption Date.

Section 1.09      Different Denominations; Transfer.

(a)       This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

(b)      This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, provided that the provisions of the Subscription Agreement are complied with in all respects; provided, further that this Note may not be transferred in increments of less than $25,000 without the prior written consent of the Company, which consent shall not be unreasonably withheld, unless the entire principal amount is being transferred.

Section 1.10      Reliance on Note Register. Prior to due presentment to the Company for permitted transfer or payment of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 1.11      Paying Agent and Registrar. Initially, the Company will act as paying agent and registrar. The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than ten (10) business days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar. Upon an assignment of the Note to the Company, the Company may act as paying agent and registrar without regard to the notice provision provided above.

Section 1.12      Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Subscription Agreement and may be transferred or exchanged only in compliance with the Subscription Agreement and applicable federal and state securities laws and regulations.

Section 1.13      Security; Other Rights.

(a)       The obligations of the Company to the Holder under this Note shall be secured by a perfected first priority security interest in all now owned or hereafter acquired and owned intellectual property of the Company and its subsidiaries, pari passu with the other holders of Notes now or hereafter issued pursuant to and set forth in the Security Agreement dated May 19, 2017 (the “Security Agreement”) among the Company, the Holder and Intuitive Venture Partners, LLC, as Collateral Agent.

(b)       In addition to the rights and remedies given it by this Note, the Security Agreement, the Registration Rights Agreement and the Subscription Agreement, the Holder shall have all those rights and remedies allowed by applicable laws. The rights and remedies of the Holder are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others.

Section 1.14      Registration. The Company has granted to the Holder registration rights with respect to any Common Stock issuable to Holder upon conversion of principal and interest on this Note as provided in the Subscription Agreement and Registration Rights Agreement.

Article II.

Section 2.01      Events of Default. Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(a)       failure by the Company to pay any principal amount or interest when due hereunder within five (5) business days of the date such payment is due;

(b)      the Company or any subsidiary of the Company shall: (i) make a general assignment for the benefit of its creditors; (ii) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (iii) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (iv) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (v) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (vi) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(c)       any case, proceeding or other action shall be commenced against the Company or any subsidiary of the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 2.01(b) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(d)      any material breach by the Company of any of its material representations or warranties contained in this Note, the Subscription Agreement or the Security Agreement which is not cured within fifteen (15) days after receipt of written notice thereof;

(e)       any material default other than a payment default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed by the Company under this Note which is not cured within fifteen (15) days after receipt of written notice thereof;

The cure period referenced in (d) and (e) above shall not apply to Events of Default which are not capable of being cured and to negative covenants.

(f)       any event of default by the Company or any subsidiary under the Security Agreement shall have occurred and be continuing beyond all grace and/or cure periods, or the Security Agreement shall fail to remain in full force and effect prior to payment in full of all amounts payable under this Note or any action shall be taken by the Company to discontinue, amend, modify or limit the Security Agreement or assert the invalidity thereof prior to payment in full of all amounts payable under this Note; or

(g)      a default under any of the other Notes.

Section 2.02      If any Event of Default specified in Section 2.01(b) or Section 2.01(c) occurs, then the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of the Event of Default, shall become immediately due and payable without any action on the part of the Holder, and if any other Event of Default occurs, the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. All Notes for which the full amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Article III.

Section 3.01      Negative Covenants. So long as this Note and any other Notes shall remain in effect and until any outstanding principal and interest and all fees and all other expenses or amounts payable under this Note and the Subscription Agreement have been paid in full, unless the Majority Holders shall otherwise consent in writing (such consent not to be unreasonably withheld), the Company shall not:

(a)       Senior or Pari Passu Indebtedness. Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note and the Subscription Agreement (other than trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practices).

(b)      Liens. Create, incur, assume or permit to exist any lien on any Collateral (as such term is defined in the Security Agreement) now owned or hereafter acquired and owned by it or on any income or revenues or rights in respect thereof, except:

(i)       liens on Collateral of the Company existing on the date hereof and set forth on Schedule A attached hereto, provided that such liens shall secure only those obligations which they secure on the date hereof;

(ii)      any lien created under this Note or the Security Agreement;

(iii)     any lien existing on any Collateral prior to the acquisition thereof by the Company, provided that

1)	such lien is not created in contemplation of or in connection with such acquisition and

2)	such lien does not apply to any other property or assets of the Company;

(iv)     liens for taxes, assessments and governmental charges; and

(v)      liens arising out of judgments or awards (other than any judgment that constitutes an Event of Default hereunder) in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Company shall have set aside on its books adequate reserves with respect to such judgment or award.

(c)       Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose.

(d)       Limitation on Certain Payments and Prepayments.

(i)       Pay in cash any amount in respect of any indebtedness or preferred stock that may at the obligor’s option be paid in kind or in other securities; or

(ii)      Optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any indebtedness of the Company, other than indebtedness under this Note or the Subscription Agreement. For avoidance of doubt, nothing in the Section shall be deemed to prevent or limit the Company from paying accounts payable and accrued liabilities.

(e)       Amendments. Amend, modify or limit any terms of this Note or the Security Agreement or assert the invalidity of this Note or the Security Agreement.

Article IV.

Section 4.01      Representations of the Company. All of the representations and warranties of the Company contained in the Subscription Agreement to which the Company is a party are incorporated by reference herein.

Section 4.02      Representations of the Holder. All of the representations and warranties of the Holder contained in the Subscription Agreement to which the Holder is a party are incorporated by reference herein.

Article V.

Section 5.01      Registration Rights. The Holder shall have registration rights with respect to the Conversion Shares as set forth in the Registration Rights Agreement.

Article VI.

Section 6.01      Certain Adjustment.

(a)       Subdivision or Combination of Stock. If, at any time while the Notes are outstanding, the Company shall subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Note Fixed Conversion Price and Note Floor Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Note Fixed Conversion Price and Note Floor Price in effect immediately prior to such combination shall be proportionately increased. The Note Fixed Conversion Price and Note Floor Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6.01(a).

(b)       Dividends in Stock, Property, Reclassification. If, at any time while the Notes are outstanding, the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the conversion of the Notes) shall have received or become entitled to receive, without payment therefore:

(i)       any Common Stock Equivalents, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(ii)       additional stock or other securities or property (other than cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustment in respect of which shall be covered by the terms of Section 6.01(a) above), then and in each such case, the Note Conversion Price shall be adjusted proportionately, and the Holder hereof shall, upon the conversion of the Notes, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property that such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property. The Note Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 601(b).

(c)       Reorganization, Reclassification, Consolidation, Merger or Sale. At any time while this Note is outstanding, if any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another Company, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or other assets or property (an “Organic Change”), then lawful and adequate provisions shall be made by the Company whereby the Holder shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the conversion of the Note) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable assuming the full conversion of the Note. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Note Conversion Price) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion thereof. To the extent necessary to effect the foregoing provisions, the successor Company (if other than the Company) resulting from such consolidation or merger or the Company purchasing such assets shall assume by written instrument executed and mailed or delivered to the Holder at the last address of the Holder appearing on the books of the Company, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase. If there is an Organic Change, then the Company shall cause to be mailed to the Holder at its last address as it shall appear on the books and records of the Company, at least ten (10) calendar days before the effective date of the Organic Change, a notice stating the date on which such Organic Change is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares for securities, cash, or other property delivered upon such Organic Change; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Holder’s Note during the 10-day period commencing on the date of such notice to the effective date of the event triggering such notice to the extent that an optional conversion right is then available. In any event, the successor Company (if other than the Company) resulting from such consolidation or merger or the Company purchasing such assets shall be deemed to assume such obligation to deliver to the Holder such shares of stock, securities or assets even in the absence of a written instrument assuming such obligation to the extent such assumption occurs by operation of law.

(d)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6.01, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall promptly furnish or cause to be furnished to the Holder a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the number of shares and the amount, if any, of other property which at the time would be received upon the conversion of the Note.

(e)       Adjustment to Note Floating Conversion Price. The calculation of the Note Floating Conversion Price shall be adjusted consistent with the provision of this Section 6.01 should any of the events described in this Section 6 take place during the pricing period for the determination of the Note Floating Conversion Price.

(f)       Adjustment to Note Conversion Floor Price Resulting from Certain Financings. In the event that at any time that this Note is outstanding, the Company issues Additional Shares of Common Stock for a consideration per share of Common Stock, or with an exercise or conversion price per share of Common Stock, less than the Note Floor Price in effect immediately prior to such issue (the “Lower Price”), the Note Floor Price will be automatically reduced to equal the Lower Price. For purposes of the foregoing, “Additional Shares of Common Stock” shall mean all shares of Common Stock and all Common Stock Equivalents issued by the Company after the initial closing date of the Offering in which the Notes were sold other than: (a) shares of Common Stock issued or issuable upon conversion or exchange of any Common Stock Equivalent outstanding immediately prior to the Initial Issuance Date; (b) shares of Common Stock issuable upon conversion of Notes or upon exercise of warrants issued to purchasers and/or placement agents in connection with the issuance of Notes; (c) securities issued or issuable pursuant to the acquisition of another entity or business by the Company by merger, purchase of substantially all of the assets or other reorganization; (d) shares of Common Stock or Common Stock Equivalents issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock relating to any recapitalization, reclassification or reorganization of the capital stock, or any consolidation or merger with another Company, or the sale of all or substantially all of its assets or other transaction effected in such a way that there is no change of control; and (e) shares of Common Stock or Common Stock Equivalents issued or issuable to officers, directors and employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement.

Article VII.

Section 7.01      Notice. All notice and other communications hereunder which are required or permitted under this Note will be in writing and shall be deemed effectively given to a party by (a) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., New York City time, on a business day, or the next business day after the date of transmission, if such notice or communication is delivered on a day that is not a business day or later than 5:00 P.M., New York City time, on any business day; (b) seven days after deposit with the United States Post Office, by certified mail, return receipt requested, first-class mail, postage prepaid; (c) on the date delivered, if delivered by hand or by messenger or overnight courier, addressee signature required (costs prepaid), to the addresses below or at such other address and/or to such other persons as shall have been furnished by the parties:

If to the Company:	Enumeral Biomedical Holdings, Inc. 200 Cambridge Park Drive, Suite 2000 Cambridge, MA 02148 Attention: General Counsel
With a copy to (which shall not constitute notice):	Duane Morris LLP 1540 Broadway New York, NY 10036 Attention: Michael D. Schwamm, Esq. Telephone: 212.692.1054
If to the Holder:	To the Holder’s address set forth on the Omnibus Signature Page to the Subscription Agreement

Section 7.02      Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that any legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing herein shall affect the right of the Holder to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 7.03      Severability. The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 7.04      Entire Agreement and Amendments. This Note together with the Subscription Agreement and Security Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Note may be amended only by an instrument in writing executed by the Company and the Majority Holders.

Section 7.05      Cancellation. After all principal, accrued interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

Section 7.06       Construction; Headings. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

Section 7.07      Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

Section 7.08      The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Corporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon satisfaction of this Note above the price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the satisfaction of this Note.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Note as of the date first written above.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:
Name: Kevin G. Sarney Title: Vice President of Finance, Chief Accounting Officer and Treasurer

SCHEDULE A

Existing Liens

None

ANNEX A

NOTICE OF OPTIONAL CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT

12% SENIOR SECURED CONVERTIBLE NOTES

The undersigned hereby elects to convert the amount of principal and accrued interest indicated below due on the 12% Senior Secured Convertible Note(s) of ENUMERAL BIOMEDICAL HOLDINGS, INC., a Delaware Company (the “Company”) accompanying this Notice of Conversion, according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such documents and opinions as may be required by the Company. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Applicable Conversion Price:

Principal Amount of Notes to be Converted:

Amount of Accrued but Unpaid Interest on the Notes to be Converted:

Number of Shares of Common Stock to be Issued:

Name in Which Shares of Common Stock are to be Issued:

[HOLDER]

Name:
Title:
Address: